Thoratec Reports Second Quarter Revenue Increase of 17 Percent

-- VAD Unit Growth of 19% worldwide

-- GAAP Net Income per Diluted Share Increases 24% to $0.36

-- Non-GAAP Net Income per Diluted Share Increases 29% to $0.44

PLEASANTON, Calif., Aug. 3, 2011 /PRNewswire/ -- Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, said today revenues for the second quarter of 2011 were $111.2 million, a 17 percent increase over revenues of $95.1 million in the second quarter of 2010.

Results for all periods of fiscal 2010 exclude contributions from the company's International Technidyne Corporation (ITC) Division. Thoratec completed the divestiture of ITC in November of 2010.

For the quarter ended July 2, 2011, Thoratec reported net income on a GAAP basis of $21.8 million, or $0.36 per diluted share, versus GAAP net income of $17.5 million, or $0.29 per diluted share, in the same period a year ago. Non-GAAP net income, which is described later in this press release, was $27.4 million, or $0.44 per diluted share, in the second quarter of 2011, versus non-GAAP net income of $22.4 million, or $0.34 per diluted share, in the second quarter a year ago.

For the first six months of fiscal 2011, revenues were $210.7 million, an increase of eight percent over revenues of $194.4 million in the same period a year ago. On a GAAP basis, Thoratec reported net income of $38.2 million, or $0.63 per diluted share, for the first six months of 2011. For the first six months of 2010, the company reported GAAP net income of $30.9 million, or $0.52 per diluted share. Non-GAAP net income in the first six months of 2011 was $49.2 million, or $0.77 per diluted share, compared with non-GAAP net income of $40.9 million, or $0.63 per diluted share, in the first six months of 2010.

"We had an excellent quarter with double digit revenue growth both year-over-year and sequentially, driven by the continued market penetration of the HeartMate II® LVAS (Left Ventricular Assist System) for Destination Therapy (DT)," said Gary F. Burbach, president and chief executive officer.

"We were particularly pleased with HeartMate II unit growth of 21 percent in the U.S. and 20 percent internationally, demonstrating healthy underlying market trends and HeartMate II's strong competitive position. This growth is being fueled by the compelling long-term patient outcomes achieved with the device, as well as the impact of our programs to facilitate referral activity, support capacity expansion at existing centers, and foster VAD programs at new centers," he added.

The company said it ended the second quarter of 2011 with 272 HeartMate II centers globally, including 135 in the U.S. and 137 internationally, versus a total of 254 centers, including 130 in the U.S. and 124 internationally, at the end of fiscal 2010. In addition, 99 centers in the U.S. have now received CMS (Centers for Medicare and Medicaid Services) certification for DT reimbursement, or an increase of nine versus the end of fiscal 2010.

Burbach said the company continues to invest in its long-term growth strategies. "During the quarter, we expanded our field organization to support our broad array of market development efforts, and we continued to hit important milestones in our product development and clinical programs. For example, the full commercial launch of our sealed grafts for the HeartMate II, which occurred late in the first quarter, has gone very well, generating highly positive feedback from the clinical community in terms of ease of use, reduction in operating room time and reduced rates of peri-operative bleeding."

Also during the quarter, Thoratec announced a technology development agreement with WiTricity Corporation related to WiTricity's proprietary wireless resonant energy transfer technology for application in the field of mechanical circulatory support. "This agreement is an important milestone for our fully implantable HeartMate II program, which represents a key component of our effort to advance the HeartMate II's leadership position," Burbach noted.

Burbach said the company has selected the first eight centers for a new clinical study and expects initial enrollment to occur later this fall. Called ROADMAP, or Risk Assessment and Comparative Effectiveness Of Left Ventricular Assist Device and Medical Management in Ambulatory Heart Failure Patients, this post-market study will enroll up to 200 ambulatory advanced heart failure patients who meet the HeartMate II's existing indication for DT, but who are not being referred for LVAD therapy in meaningful numbers. The primary objective of the study is to evaluate and compare the effectiveness of the HeartMate II versus the existing standard of care, Optimal Medical Management, in these patients.

During the quarter, Thoratec announced the retirement of all the outstanding Senior Subordinated Convertible Notes due 2034, through the payment of $164.4 million of cash and the issuance of 2.4 million shares of common stock. As a result of this transaction, the company's diluted share count, which previously included 7.2 million shares attributable to the convertible debt, was reduced by 4.8 million shares.

Separately, Thoratec today announced the acquisition of the medical business of Levitronix LLC ("Levitronix Medical"). This acquisition follows a successful strategic partnership between the two companies. Since 2006, Thoratec has provided distribution and clinical support in the U.S. for the CentriMag® Acute Circulatory Support System, Levitronix Medical's flagship product, under an agreement that would have expired at the end of 2011. Levitronix Medical and Thoratec have also collaborated on the development of the fully magnetically levitated motor technology employed in the HeartMate® III left ventricular assist system, which is currently in preclinical testing. Details of this transaction can be found in a separate press release issued today, and the anticipated financial impact of the transaction for the remainder of 2011 has been incorporated into the "Guidance" section of this release.

FINANCIAL HIGHLIGHTS

Thoratec reported revenues of $111.2 million in the second quarter of 2011 compared with revenues of $95.1 million in the second quarter of 2010, or an increase of 17 percent. Revenues from the HeartMate product line were $97.6 million versus $82.5 million, or an increase of 18 percent, in the same period a year ago. Sales of the Thoratec® product line, which includes the PVAD and IVAD, were $7.6 million, an increase of four percent over revenues of $7.3 million in the second quarter of 2010. CentriMag® Blood Pump sales were $5.3 million compared with $4.6 million a year ago, or an increase of 15 percent. Graft sales were $678,000 compared with $726,000 a year ago. Revenues from pump sales were $77.8 million versus $64.4 million in the second quarter a year ago, or an increase of 21 percent. Non-pump revenues were $32.7 million in the second quarter of 2011 versus $30.0 million in the same period a year ago, or an increase of nine percent. Revenues in the U.S. were $93.0 million versus $79.9 million in the same quarter a year ago, or an increase of 16 percent, while international revenues were $18.2 million versus $15.2 million a year ago, an increase of 20 percent. Foreign exchange fluctuation rates had a favorable effect of $1.1 million in the second quarter of 2011 versus the second quarter of 2010.

For the first six months of fiscal 2011, revenues were $210.7 million, an increase of eight percent versus revenues of $194.4 million in the same period a year ago. The breakout of year-to-date revenues by product line included HeartMate product line sales of $184.9 million versus $168.6 million in the same period a year ago, or an increase of 10 percent. Sales of the Thoratec product line were $14.9 million versus $16.1 million a year ago, or a decrease of seven percent. CentriMag Blood Pump sales were $9.7 million versus $8.3 million in the first half of 2010, an increase of 17 percent. Graft sales were $1.2 million, compared to $1.4 million in the first six months of 2010. Revenues from pump sales were $148.6 million, an 11 percent increase over pump sales of $133.9 million in the first half of 2010. Non-pump revenues were $60.9 million versus $59.1 million a year ago, or an increase of three percent. Revenues in the U.S. were $175.5 million, an increase of eight percent over revenues of $162.1 million a year ago, while international revenues were $35.2 million, a nine percent increase over revenues of $32.3 million in the first six months of 2010. For the first six months of 2011, foreign exchange rate fluctuations had a $0.6 million favorable impact on revenues versus the same period in 2010.

GAAP gross margin for the second quarter of 2011 was 70.9 percent versus 67.8 percent a year ago. Non-GAAP gross margin, which is described later in this press release, was 71.2 percent versus 68.2 percent a year ago. The increase in non-GAAP gross margin was due to favorable pump to non-pump mix and volume based efficiencies, and lower inventory reserves.

Operating expenses on a GAAP basis in the second quarter of 2011 were $44.6 million versus $35.3 million a year ago. On a non-GAAP basis, operating expenses in the second quarter of 2011 were $37.5 million versus $30.2 million in the second quarter a year ago. Operating expenses on a non-GAAP basis are described later in this press release. The year-over-year increase in non-GAAP operating expenses was due primarily to the increased spending on product and market development initiatives, including the continued expansion of our research and development and field organizations, and investment in our next generation pump and fully implantable pump platforms.

On a GAAP basis, other expense was $1.3 million in the second quarter of 2011 versus $2.0 million in the same period a year ago. On a non-GAAP basis, other expense was $35,000 versus $22,000 a year ago. Other expense on a non-GAAP basis is described later in this press release.

The company's GAAP effective tax rate for the second quarter of 2011 was 33.9 percent versus 35.4 percent a year ago. The non-GAAP tax rate, which is described later in this press release, was 34.2 percent versus 35.4 percent in the second quarter of 2010. The decrease in the GAAP and non-GAAP tax rates reflects the company's inability in the second quarter of 2010 to recognize federal research and development credits in the absence of enacted legislation.

Cash and investments at the end of the second quarter of 2011 were $298.5 million versus $438.0 million at the end of the first quarter of 2011 and $469.5 million at the end of fiscal 2010. The decline in cash and investments from year end was due to the retirement of the company's convertible debt and the share repurchase activity in the first quarter of 2011.

GUIDANCE

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see the additional information below. The company updated guidance for the full year.

The company expects that revenues for fiscal 2011 will be in the range of $422 to $430 million. This represents an increase from prior guidance and reflects the contribution from the first half of the year, and the expectation for ongoing growth in the second half of the year, along with $4 million in incremental revenues attributable to the acquisition of Levitronix Medical.

Gross margin is expected to increase to a range of 68.5 to 69.5 percent on a GAAP basis and 69 to 70 percent on a non-GAAP basis, reflecting the strong gross margin performance during the first half of 2011 and the expectation for moderation in the second half of the year.

GAAP operating expenses are expected to increase 17 to 19 percent over 2010, while non-GAAP operating expenses are expected to increase approximately 15 to 17 percent versus 2010. This reflects higher operating expenses expected in the second half of 2011 as the company continues to invest in market development initiatives and advancement of the product development pipeline. In addition, this guidance includes operating expenses from the acquired Levitronix Medical business for the remainder of the year.

GAAP net income per diluted share is expected to be in the range of $1.05 to $1.15. On a GAAP basis, net income per diluted share includes transaction costs related to the acquisition of Levitronix Medical; however, it does not reflect any income statement impact from the purchase price allocation as this has not been finalized for this transaction. The purchase price allocation is not expected to have a material impact to the income statement. Non-GAAP net income per diluted share is expected to be in the range of $1.40 to $1.50, reflecting increased operating leverage, continued investment in the business, and the neutral impact from the Levitronix Medical acquisition in 2011.

CONFERENCE CALL/WEBCAST INFORMATION

Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Daylight Time (4:30 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (719) 325-2350, passcode 6542882. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Wednesday, August 10, via http://www.thoratec.com, or by telephone at (719) 457-0820, passcode 6542882.

GAAP TO NON-GAAP RECONCILIATION

Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by the company's products and certain costs of producing those revenues, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP shares used to compute diluted net income per share. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.

Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors' operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company's business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.

Non-GAAP net income consists of GAAP net income, excluding, as applicable, the tax effected impact of share-based compensation expense, amortization of purchased intangibles, expenses associated with the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements in accordance with Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") 470-20, Debt, and Levitronix transaction costs.

Non-GAAP net income per diluted share is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.

Non-GAAP shares used to compute diluted net income per share consists of GAAP shares used to compute diluted net income per share adjusted for any inclusions made in conjunction with dilutive impact of Thoratec's convertible debt instruments and any exclusions made in conjunction with the application of the two-class method for calculating net income per share.

Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense.

Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense, amortization of purchased intangibles, and Levitronix transaction costs.

Non-GAAP other income and expense consists of GAAP other income and expenses excluding expenses related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt.

Non-GAAP tax expense consists of the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.

Management believes that it is useful in measuring Thoratec's operations to exclude amortization of intangibles. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.

Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors' ability to review Thoratec's business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company's business operations.

Due to the subjective assumptions used to develop non-cash interest expense related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt, Thoratec management believes that providing non-GAAP financial measures that exclude such expense allows investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors' ability to review Thoratec's business from the same perspective as Thoratec management.

To enable investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods, Thoratec has excluded Levitronix transaction costs as they are infrequent in nature.

There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee's compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures calculations may differ from components that our peer companies exclude when they report their results from operations.

Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec's financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.

The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP income statement for continuing operations for the three and six month periods ending 2011 and 2010:

THORATEC CORPORATION
Condensed Consolidated Statements of Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Product sales	$ 111,221	$ 95,098	$ 210,751	$ 194,370
Cost of product sales	32,410	30,579	62,145	62,150
Gross profit	78,811	64,519	148,606	132,220
Operating expenses:
Selling, general and administrative	26,559	21,065	51,213	42,906
Research and development	15,799	11,812	31,553	31,803
Amortization of purchased intangible assets	2,197	2,468	4,499	4,880
Total operating expenses	44,555	35,345	87,265	79,589
Income from operations	34,256	29,174	61,341	52,631
Other income and (expense):
Interest expense	(1,767)	(3,275)	(4,647)	(6,155)
Interest income and other	488	1,293	1,243	2,899
Impairment on investment	-	(46)	-	(2,046)
Income before income taxes	32,977	27,146	57,937	47,329
Income tax expense	(11,195)	(9,609)	(19,696)	(16,428)
Net income from continuing operations	21,782	17,537	38,241	30,901

Net (loss) from discontinued operations (net of tax)	-	(1,583)	-	(2,514)

Net Income	$ 21,782	$ 15,954	$ 38,241	$ 28,387

Net income (loss) per share- Basic:
Continuing operations	$ 0.37	$ 0.30	$ 0.66	$ 0.54
Discontinued operations	-	(0.02)	-	(0.05)
Net Income	$ 0.37	$ 0.28	$ 0.66	$ 0.49

Net income (loss) per share- Diluted:
Continuing operations	$ 0.36	$ 0.29	$ 0.63	$ 0.52
Discontinued operations	-	(0.02)	-	(0.04)
Net Income	$ 0.36	$ 0.27	$ 0.63	$ 0.48

Shares used to compute net (loss) income per share:
Basic	58,186	57,635	58,060	57,139
Diluted	63,213	66,436	64,590	65,986

The following table presents our quarterly revenues from continuing operations by source for the first and second quarter of fiscal 2011 and for the full year of fiscal 2010:

THORATEC CORPORATION
Quarterly Revenue Analysis from Continuing Operations
(Unaudited)
(in millions)

	Three Months Ended
	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010	July 3, 2010	April 3, 2010

Revenue by Product Line
HeartMate	$ 97.6	$ 87.3	$ 83.9	$ 80.6	$ 82.5	$ 86.1
PVAD & IVAD	7.6	7.3	7.2	6.2	7.3	8.8
CentriMag	5.3	4.4	5.7	3.7	4.6	3.7
Other	0.7	0.5	0.8	0.5	0.7	0.7
Total	$ 111.2	$ 99.5	$ 97.6	$ 91.0	$ 95.1	$ 99.3

Revenue by Category
Pump	$ 77.8	$ 70.8	$ 67.8	$ 62.6	$ 64.4	$ 69.5
Non-Pump	32.7	28.2	29.0	27.9	30.0	29.1
Other	0.7	0.5	0.8	0.5	0.7	0.7
Total	$ 111.2	$ 99.5	$ 97.6	$ 91.0	$ 95.1	$ 99.3

Revenue by Geography
United States	$ 93.0	$ 82.5	$ 78.8	$ 76.4	$ 79.9	$ 82.2
International	18.2	17.0	18.8	14.6	15.2	17.1
Total	$ 111.2	$ 99.5	$ 97.6	$ 91.0	$ 95.1	$ 99.3

The following table presents our quarterly pump units from continuing operations by geography for the first and second quarter of fiscal 2011 and for the full year of fiscal 2010:

THORATEC CORPORATION
Quarterly Pump Units from Continuing Operations
(Unaudited)

	Three Months Ended
	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010	July 3, 2010	April 3, 2010

Units by Geography
United States	753	677	613	605	617	662
International (1)	193	182	223	161	178	202
Total (2)	946	859	836	766	795	864

(1) Within the International geography, Canada accounted for 13, 26, 10, 22, 16, and 15 units for the three months ended July 2, 2011, April 2, 2011,
January 1, 2011, October 2, 2010, July 3, 2010, and April 3, 2010, respectively.
(2) Excludes CentriMag units

The following table reconciles the specific items excluded from GAAP net income from continuing operations in the calculation of non-GAAP net income from continuing operations and diluted net income per share from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income from Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
Net income reconciliation	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net income from continuing operations on a GAAP basis	$ 21,782	$ 17,537	$ 38,241	$ 30,901
Share-based compensation expense:
- Cost of product sales	373	359	703	626
- Selling, general and administrative	2,509	1,895	5,038	4,216
- Research and development	958	809	2,062	1,811
Amortization of purchased intangibles	2,197	2,468	4,499	4,881
Impact of ASC 470-20	1,244	2,006	3,127	4,040
Levitronix transaction costs	1,392	-	1,398	-
Income tax effect of non-GAAP income before tax	(124)	-	(122)	(184)
Income tax effect of non-GAAP adjustments	(2,944)	(2,668)	(5,721)	(5,406)
Net income from continuing operations on a non-GAAP basis	$ 27,387	$ 22,406	$ 49,225	$ 40,885

	Three Months Ended		Six Months Ended
Diluted net income from continuing operations per share reconciliation	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Diluted net income from continuing operations per share on a GAAP basis	$ 0.36	$ 0.29	$ 0.63	$ 0.52
Share-based compensation expense:
- Cost of product sales	0.01	0.01	0.01	0.01
- Selling, general and administrative	0.04	0.03	0.08	0.06
- Research and development	0.02	0.01	0.03	0.03
Amortization of purchased intangibles	0.03	0.04	0.07	0.07
Levitronix transaction costs	0.02	-	0.02	-
Income tax effect of non-GAAP income before tax	(0.00)	-	(0.00)	(0.00)
Income tax effect of non-GAAP adjustments	(0.04)	(0.04)	(0.07)	(0.06)
Diluted net income from continuing operations per share on a non-GAAP basis	$ 0.44	$ 0.34	$ 0.77	$ 0.63

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Shares used to compute diluted net income from continuing operations per share reconciliation

Shares used in calculation of diluted net income per share --GAAP	63,213	66,436	64,590	65,986
Weighted average unvested restricted stock awards (1)	91	342	130	418
Shares used in calculation of diluted net income from continuing operations per share -- non-GAAP	63,304	66,778	64,720	66,404

______________________________________________________________________ (1) The company adopted the two-class method in calculating net income per share on a GAAP basis, which excludes the weighted average unvested restricted stock awards outstanding of 90,540 and 342,305 for the three months ended July 2,
2011 and July 3, 2010, respectively, and 129,881 and 418,432 for the six months ended July 2, 2011 and July 3, 2010, respectively.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin from continuing operations in the calculation of non-GAAP gross profit and gross margin from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Six Months Ended
	July 2, 2011		July 3, 2010		July 2, 2011		July 3, 2010

Gross profit from continuing operations on a GAAP basis	$ 78,811	70.9%	$ 64,519	67.8%	$ 148,606	70.5%	$ 132,220	68.0%
Share-based compensation expense	373		359		703		626
Gross profit from continuing operations on a non-GAAP basis	$ 79,184	71.2%	$ 64,878	68.2%	$ 149,309	70.8%	$ 132,846	68.3%

The following table reconciles the specific items excluded from GAAP operating expenses from continuing operations in the calculation of non-GAAP operating expenses from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Operating expenses from continuing operations on a GAAP basis	$ 44,555	$ 35,345	$ 87,265	$ 79,589
Share-based compensation expense:
- Selling, general and administrative	(2,509)	(1,895)	(5,038)	(4,216)
- Research and development	(958)	(809)	(2,062)	(1,811)
Amortization of purchased intangibles	(2,197)	(2,468)	(4,499)	(4,881)
Levitronix transaction costs	(1,392)	-	(1,398)	-
Operating expenses from continuing operations on a non-GAAP basis	$ 37,499	$ 30,173	$ 74,268	$ 68,681

The following table reconciles the specific items excluded from GAAP other income and expense from continuing operations in the calculation of non-GAAP other income and expense from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Other Income and Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Other income (expense) from continuing operations on a GAAP basis	$ (1,279)	$ (2,028)	$ (3,404)	$ (5,302)
Impact of ASC 470-20	1,244	2,006	3,127	4,040
Other income (expense) from continuing operations on a non-GAAP basis	$ (35)	$ (22)	$ (277)	$ (1,262)

The following table reconciles the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income from continuing operations to non-GAAP net income from continuing operations:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Tax Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Six Months Ended
	July 2, 2011		July 3, 2010		July 2, 2011		July 3, 2010

Tax expense from continuing operations on a GAAP basis	$ (11,195)	33.9%	$ (9,609)	35.4%	$ (19,696)	34.0%	$ (16,428)	34.7%
Share-based compensation expense and other	(1,532)		(1,041)		(3,236)		(2,737)
Amortization of purchased intangibles	(879)		(987)		(1,799)		(1,952)
Impact of adoption of ASC 470-20	(497)		(802)		(1,251)		(1,616)
Levitronix transaction costs	(557)		-		(559)		-
Excess compensation limitations	397		162		1,002		716
Tax expense from continuing operations on a non-GAAP basis	$ (14,263)	34.2%	$ (12,277)	35.4%	$ (25,539)	34.2%	$ (22,017)	35.0%

The following table reconciles the guidance on a GAAP basis and non-GAAP basis from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)

Gross margin	For the Fiscal Year Ended 2011
	From	To

Gross margin on a GAAP basis	68.50%	69.50%
Share-based compensation expense	0.50%	0.50%
Gross margin on a non-GAAP basis	69.00%	70.00%

Operating expenses growth	For the Fiscal Year Ended 2011
	From	To

Increase in operating expense on a GAAP basis	17.00%	19.00%
Share-based compensation expense	-1.00%	-1.00%
Amortization of intangibles	-0.70%	-0.70%
Levitronix transaction costs	-0.30%	-0.30%
Increase in operating expense on a non-GAAP basis	15.00%	17.00%

Net income per diluted share reconciliation	For the Fiscal Year Ended 2011
	From	To

Net income per diluted share on a GAAP basis	$ 1.05	$ 1.15
Share-based compensation expense	0.18	0.18
Amortization of purchased intangibles	0.09	0.09
Impact of adoption of ASC 470-20	0.03	0.03
Levitronix transaction costs	0.04	0.04
Income tax effect of non-GAAP income before tax	0.01	0.01
Net income per diluted share on a non-GAAP basis	$ 1.40	$ 1.50

Shares used in calculation of net income per diluted share --GAAP and non-GAAP	63,000	63,000

Thoratec is a world leader in therapies to address advanced-stage heart failure. The company's products include the HeartMate LVAS and Thoratec VAD (Ventricular Assist Device) with more than 18,000 devices implanted in patients suffering from heart failure. Thoratec is headquartered in Pleasanton, California. For more information, visit the company's web site at http://www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate, HeartMate II and GoGear are registered trademarks of Thoratec Corporation. CentriMag and PediMag are registered trademarks of Thoratec LLC, and PediVAS is a registered trademark of Levitronix Medical GmbH, which is being renamed as Thoratec Switzerland GmbH in connection with the transaction.

Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2011 financial results or future performance, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, "believes," "views," "expects," "plans," "projects," "hopes," "could," "will," and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec's control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new products and new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such product sales, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address issues raised by FDA inspections adequately and on a timely basis without a recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger, acquisition and divestiture related activities. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec's public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, "Risk Factors," in Thoratec's most recent annual report on Form 10-K and in Thoratec's first quarter 2011 quarterly report on Form 10-Q, and as may be updated in subsequent SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

CONTACT: Taylor Harris, Senior Director, Investor Relations & Business Development of Thoratec Corporation, +1-925-738-0047; or Neal Rosen of Ruder-Finn, +1-415-692-3058, for Thoratec Corporation